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                                                                    EXHIBIT 99.1

HARKEN

HARKEN
ENERGY CORPORATION
UPDATE

12/9/02

         NEWS RELEASE                           For Further Information Contact:
         News 12.02                             Investor Relations: 281-504-4000
                                                Email: info@harkenenergy.com
                                                        www.harkenenergy.com

                              For Immediate Release

                    HARKEN ANNOUNCES NEW BANK CREDIT FACILITY

                  Houston, Texas (December 9, 2002) - Harken Energy Corporation ("Harken") (AMEX: "HEC") announced today the completion of a new bank credit facility supported by its U.S. domestic oil and gas properties with Guaranty Bank FSB, oil and gas banking group, of Houston, Texas with an initial borrowing base of $7.5 million. At closing, Harken had a balance drawn under the agreement of approximately $5.0 million which was used to pay-off the previous credit facility which the company had outstanding with another bank.

                  Harken indicated that the terms of this new credit facility would provide additional flexibility for its domestic oil and gas operations with covenants and other provisions which reflect the near term needs of its domestic opportunities. Under terms of this facility, the borrowing base will decline monthly beginning in January 2003 by the amount of $200,000 per month unless otherwise revised by the regularly scheduled semi-annual borrowing base redeterminations.

                  Harken also stated that this new facility would be utilized to support its domestic oil and gas operations including various drilling and recompletion projects associated with its property interests. The credit facility with Guaranty Bank has a final maturity date of December 6, 2005.

                  Harken's Chairman, Mikel D. Faulkner, stated " We are very pleased to announce this increased liquidity and we look forward to the application of this credit facility toward the domestic oil and gas operations during the coming year. The current market of higher product prices provides the Company with opportunities to enhance the value of its domestic oil and gas reserves and we are encouraged to have additional capital available to support our primary area of operations."

                  Based in Houston, Texas, Harken Energy Corporation ("Harken") (AMEX: "HEC") is an oil and gas exploration and production company whose corporate strategy calls for concentrating its resources on exploration and development of its domestic properties in the Gulf Coast regions of Texas and Louisiana.

                  Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as the inherent uncertainties in interpreting engineering data related to underground accumulations of oil and gas, timing and capital availability, discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-K. Actual results may vary materially.